Exhibit 10.22

RIGETTI COMPUTING, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

EFFECTIVE AS OF MARCH 2, 2022

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Rigetti Computing, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (“Policy”) for his or her Board service following the date first set forth above (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be, in accordance with this Policy. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or Compensation Committee of the Board (“Compensation Committee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Company’s 2022 Equity Incentive Plan, or any successor thereto (the “Plan”).

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment. If an Eligible Director terminates service on the Board or a committee during the course of a fiscal quarter, the annual retainer amount for the fiscal quarter in which such termination occurs will be prorated based on days served in such fiscal quarter.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Non-Executive Chair (in addition to annual service retainer): $25,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $12,000

c.	Chair of the Nominating and Corporate Governance Committee: $9,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $6,000

c.	Member of the Nominating and Corporate Governance Committee: $4,500

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense Policy, as in effect from time to time.

Equity Compensation

All grants of equity awards to Eligible Directors pursuant to this Policy will be automatic and nondiscretionary (without the need for any additional corporate action by the Board or the Compensation Committee) and will be made in accordance with the following provisions. The equity compensation set forth below will be granted subject to the terms and conditions of the Plan and an applicable award agreement.

Initial Grant: For each Eligible Director who is (i) serving on the Board immediately following the Effective Date or (ii) first elected or appointed to the Board following the Effective Date, (A) on the date on which a registration statement on Form S-8 is filed and effective covering the RSUs (as defined below) (“Form S-8”), with respect to clause (i) and (B) on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter or, if there is not a Form S-8 on the date of such initial election or appointment, then the date on which a Form S-8 is filed and effective), with respect to clause (ii), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee, granted restricted stock units (“RSUs”) with respect to shares of Common Stock with an aggregate Fair Market Value (as defined in the Plan) as of the grant date equal to $210,000 (the “Initial RSU Grant”); provided that such Eligible Director remains in Continuous Service through the grant date. For the avoidance of doubt, the grant of any Initial RSU Grant pursuant to clause (i) above is contingent and effective upon the filing and effectiveness of a Form S-8. The Initial RSU Grant will vest in substantially equal installments at the end of each month over a three-year period, such that the Initial RSU Grant will be fully vested on the third anniversary of the grant date, subject to the Eligible Director remaining in Continuous Service (as defined in the Plan) through each such vesting date.

Annual Grant: On the date on which a Form S-8 is filed and effective (in the case of any Eligible Director as of the Effective Date) and, thereafter, on the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting (excluding any Eligible Director who is first appointed or elected by the Board at the Annual Meeting) will be automatically, and without further action by the Board or the Compensation Committee, granted RSUs with an aggregate Fair Market Value as of the grant date equal to $140,000 (the “Annual RSU Grant”); provided that such Eligible Director remains in Continuous Service through the grant date. For the avoidance of doubt, any Annual RSU Grant to an Eligible Director as of the Effective Date is contingent and effective upon the filing and effectiveness of a Form S-8. The Annual RSU Grant will vest in in substantially equal installments at the end of each month over a one-year period, subject to the Eligible Director remaining in Continuous Service through each such vesting date. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Annual Meeting, upon the first Annual Meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first Annual Meeting.

Settlement of RSUs: The Common Stock to be issued upon settlement of vested RSUs under Initial RSU Grants and Annual RSU Grants will be delivered on the applicable vesting date, or as soon as practicable thereafter, subject to the terms and conditions of the applicable form of RSU grant notice and agreement approved by the Board, provided, that such Common Stock shall be delivered no later than the date that is the 15th day of the third calendar month of the year following the year in which such shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

Acceleration of Equity Grants: Notwithstanding the foregoing vesting schedules, the Initial RSU Grants and Annual RSU Grants shall vest in full immediately prior to, but conditioned upon, the closing of a Change in Control (as defined in the Plan), subject to such Eligible Director remaining in Continuous Service with the Company until immediately prior to the closing of such Change in Control.

Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to awards granted to Eligible Directors. Eligible Directors will be required to execute an award agreement in a form satisfactory to the Company prior to receipt of an equity grant. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company no later than thirty business days prior to the date cash is to be paid or equity awards are to be granted, provided, that if an Eligible Director is not providing services to the Board on the date that is thirty business days prior to the date cash is to be paid or equity awards are to be granted, then such Eligible Director may notify the Company as soon as possible prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Eligible Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.

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